Exhibit 99.1

Rigetti Holdings, Inc.

Consolidated Financial Statements as of

and for the Eleven Months Ended

December 31, 2021 and Year Ended

January 31, 2021, and Report of

Independent Registered Public

Accounting Firm

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1-2

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Comprehensive Loss	5

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Rigetti Holdings, Inc.

Berkeley, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rigetti Holdings, Inc. (the “Company”) as of December 31, 2021 and January 31, 2021, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the eleven months ended December 31, 2021 and year ended January 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and January 31, 2021, and the results of its operations and its cash flows for the eleven months ended December 31, 2021 and year ended January 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United State of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Spokane, Washington

March 7, 2022

RIGETTI HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	January 31,
	2021	2021
Assets
Current assets:
Cash	$11,728,516	$22,202,388
Accounts receivable	1,542,540	479,374
Prepaid expenses and other current assets	1,350,690	1,035,703
Deferred offering costs	3,448,470	—

Total current assets	18,070,216	23,717,465
Property and equipment, net	22,497,484	20,140,872
Restricted cash	317,134	317,134
Other assets	164,341	129,363
Goodwill	5,377,255	5,377,255

Total assets	$46,426,430	$49,682,089

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,970,998	$1,107,924
Accrued expenses and other current liabilities	4,035,615	1,603,299
Deferred revenue - current	984,976	491,827
Debt - current portion	1,290,538	—

Total current liabilities	8,282,127	3,203,050
Debt - net of current portion	23,500,494	—
Derivative warrant liabilities	4,354,707	—
Other liabilities	294,632	381,300

Total liabilities	36,431,960	3,584,350
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock, par value $0.000001 per share. 102,891,847 shares authorized at December 31, 2021 and January 31, 2021, respectively; and 98,726,505 shares issued and outstanding at December 31, 2021 and January 31, 2021, respectively (aggregate liquidation preference of $89,524,504 at December 31, 2021)	81,523,141	81,523,141
Stockholders’ deficit:
Common stock, par value $0.000001 per share. 170,333,338 shares authorized at December 31, 2021 and January 31, 2021, respectively; 23,153,127 and 21,071,085 of shares issued and outstanding at December 31, 2021 and January 31, 2021, respectively	23	21
Additional paid-in capital	135,550,822	133,407,584
Accumulated other comprehensive gain	51,815	56,825
Accumulated deficit	(207,131,331)	(168,889,832)

Total stockholders’ deficit	(71,528,671)	(35,425,402)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$46,426,430	$49,682,089

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	11 Months Ended	Year Ended
	December 31,	January 31,
	2021	2021
Revenue	$8,196,306	$5,542,598
Cost of revenue	1,623,336	1,491,610

Total gross profit	6,572,970	4,050,988
Operating expenses:
Research and development	26,927,599	24,099,335
General and administrative	11,299,068	13,157,735
Sales and marketing	2,474,968	1,885,565

Total operating expenses	40,701,635	39,142,635

Loss from operations	(34,128,665)	(35,091,647)

Other (expense) income , net:
Gain on extinguishment of debt	—	8,913,532
Change in fair value of warrant liability	(1,664,133)	—
Interest expense	(2,465,135)	(51,666)
Interest income	9,852	60,154
Other income	6,582	42,131

Total other (expense) income, net	(4,112,834)	8,964,151
Net loss before provision for income taxes
Provision for income taxes

Net loss	$(38,241,499)	$(26,127,496)

Net loss per share attribute to common stockholders - basic and diluted	$(1.74)	$(1.26)
Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	21,941,997	20,719,085

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	11 Months Ended	Year Ended
	December 31,	January 31,
	2021	2021
Net loss	$(38,241,499)	$(26,127,496)
Other comprehensive loss:
Foreign currency translation (loss) gain	(5,010)	72,136

Comprehensive loss	$(38,246,509)	$(26,055,360)

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

					Additional Paid-In Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Redeemable Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance, January 31, 2020	14,154,064	$120,793,893	8,165,828	$8	$14,364,973	$(15,311)	$(142,762,336)	$(128,412,666)

Conversion of Series B/A Preferred Stock to Common Stock upon Equity Restructuring	(14,154,064)	(120,793,893)	3,538,484	4	120,793,889	—	—	120,793,893
Issuance of Common Stock upon Modification of Convertible Notes	—	—	6,874,309	7	1,443,598	—	—	1,443,605
Issuance of Series C Preferred Stock, Net	59,575,811	52,786,276	—	—	—	—	—	—
Issuance of Common Stock Warrants to Investors	—	—	—	—	1,236,600	—	—	1,236,600
Issuance of Series C-1 Preferred Stock to Participating Series B/A Preferred Stock Holders	11,415,620	7,734,083	—	—	(7,734,083)	—	—	(7,734,083)
Issuance of Series C, C-1, Common Stock and Warrants upon Conversion of Notes	26,131,870	19,812,252	2,036,617	2	489,875	—	—	489,877
Issuance of Series C and C-1 upon Conversion of SAFE	1,603,204	1,190,530	—	—	—	—	—	—
Issuance of Common Stock Warrants to Customer	—	—	—	—	154,330	—	—	154,330
Issuance of Common Stock upon Exercise of Common Stock Warrants	—	—	70,000	—	14,980	—	—	14,980
Issuance of Common Stock upon Exercise of Stock Options	—	—	238,576	—	51,384	—	—	51,384
Issuance of Common Stock upon Release of Acquisition Escrow	—	—	147,271	—	—	—	—	—
Stock-Based Compensation	—	—	—	—	2,592,038	—	—	2,592,038
Foreign Currency Translation Gain (Loss)	—	—	—	—	—	72,136		72,136
Net Loss	—	—	—	—	—	—	(26,127,496)	(26,127,496)

Balance, January 31, 2021	98,726,505	$81,523,141	21,071,085	$21	$133,407,584	$56,825	$(168,889,832)	$(35,425,402)

Issuance of Common Stock upon Exercise of Stock Options			1,785,242	1	374,900			374,901
Issuance of Common Stock upon Exercise of Common Stock Warrants			296,800	1	2,967			2,968
Stock-Based Compensation	—	—	—	—	1,765,371	—	—	1,765,371
Foreign Currency Translation Gain (Loss)	—	—	—	—	—	(5,010)		(5,010)
Net Loss	—	—	—	—	—	—	(38,241,499)	(38,241,499)

Balance, December 31, 2021	98,726,505	$81,523,141	23,153,127	$23	$135,550,822	$51,815	$(207,131,331)	$(71,528,671)

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	11 Months Ended	Year Ended
	December 31,	January 31,
	2021	2021
Cash flows from operating activities
Net loss	$(38,241,499)	$(26,127,496)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,651,129	4,299,263
Stock-based compensation	1,765,371	2,592,038
Gain on extinguishment of debt	—	(8,913,532)
Change in fair value of derivative warrant liabilities	1,664,133	—
Change in fair value of forward contract agreement liabilities	230,000	—
Amortization of debt issuance costs	512,755	—
Amortization of debt commitment fee asset	94,405	—
Accretion of debt end of term liabilities	121,585	—
Changes in operating assets and liabilities:
Accounts receivable	(1,063,166)	(290,399)
Prepaid expenses and other current assets	(314,988)	244,932
Other assets	(34,978)	(2,248)
Deferred revenue	493,149	(1,659,856)
Accounts payable	(388,574)	(1,995,037)
Accrued expenses and other current liabilities	1,553,984	1,403,772
Other liabilities	(86,666)	381,300

Net cash used in operating activities	(29,043,360)	(30,067,263)

Cash flows from investing activities
Purchases of property and equipment	(7,007,742)	(4,400,432)

Net cash used in investing activities	(7,007,742)	(4,400,432)

Cash flows from financing activities
Proceeds from issuance of convertible notes	—	2,200,000
Proceeds from issuance of debt and warrants	27,000,000	—
Payments on debt issuance costs	(247,140)	—
Payments on deferred offering costs	(1,548,489)	—
Proceeds from issuance of preferred stock and warrants, gross	—	54,022,876
Proceeds from issuance of common stock upon exercise of stock options	374,901	51,384
Proceeds from issuance of common stock upon exercise of common stock warrants	2,968	14,980

Net cash provided by financing activities	25,582,240	56,289,240

Effect of changes in exchange rate on cash and restricted cash	(5,010)	72,136
Net (decrease) increase in cash and restricted cash	(10,473,872)	21,893,681
Cash and restricted cash at beginning of period	22,519,522	625,841

Cash and restricted cash at end of period	$12,045,650	$22,519,522

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,488,890	$51,666
Supplemental disclosure of non-cash financing activity:
Deferred offering costs in accounts payable and accrued expenses	$1,899,981	$—
Fair value of loan and security agreement warrant liability	$2,690,574	$—
Conversion of redeemable convertible preferred stock to common stock upon equity recapitalization	$—	$120,793,893
Conversion of convertible notes to redeemable convertible preferred stock and warrants	$—	$19,874,439
Issuance of redeemable convertible preferred stock upon equity recapitalization	$—	$7,734,083
Issuance of common stock in connection with debt modification	$—	$1,443,605
Conversion of SAFE to redeemable convertible preferred stock	$—	$1,190,530
Conversion of convertible notes to common stock	$—	$427,690
Issuance of warrants to customer	$—	$154,330

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

1.	DESCRIPTION OF BUSINESS

Rigetti and its subsidiaries (collectively, the “Company”), builds quantum computers and the superconducting quantum processors that power them. Through the Company’s Quantum Cloud Services (“QCaaS”) platform, the Company’s machines can be integrated into any public, private or hybrid cloud. The Company offers product types of Platform, Research and Software Tools usage in application areas of benchmarking, chemical simulation, education/entertainment, machine learning, and optimization. Rigetti was incorporated in the State of Delaware in 2013.

The Company is located and headquartered in Berkeley, CA. Other offices operated by the Company are in Fremont, California, London, United Kingdom and Adelaide, Australia. The Company’s revenue is derived primarily from operations in the United States and United Kingdom.

On October 5, 2021, pursuant to an Agreement and Plan of Merger (the “Holding Company Merger Agreement”) by and among Rigetti & Co, Inc., Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub, Inc., Rigetti Intermediate Merger Sub, Inc. merged with and into Rigetti & Co, Inc., with Rigetti & Co, Inc. surviving such merger as a wholly owned subsidiary of Rigetti Holdings, Inc., with all of the outstanding equity securities of Rigetti & Co, Inc. exchanged for identical equity securities of Rigetti Holdings, Inc. and on October 6, Rigetti & Co, Inc. was converted into a Delaware limited liability company and continues as “Rigetti & Co, LLC”. As the transactions described above were among entities under common control and the exchange was made on a one-for-one basis, this merger had no impact on the historical financial statements of Rigetti & Co, Inc. The financial results for the merged entities will be referred to as Rigetti Holdings, Inc. (“Rigetti”).

On October 6, 2021, Rigetti, Supernova and Supernova Partners Acquisition Company II (Merger Sub) entered into the Merger Agreement by and among Supernova, Supernova Merger Sub, Inc., Supernova Romeo Merger Sub, LLC and Rigetti, and as may be amended, supplemented or otherwise modified from time to time (“Merger Agreement”). Pursuant to the Merger Agreement, Rigetti will continue as the Surviving Corporation following the Merger, being a wholly owned subsidiary of Supernova and the separate corporate existence of Merger Sub shall cease. Upon completion of the Business Combination (the Domestication, the Merger and other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing), Rigetti will become the successor registrant to an SEC-registered and NASDAQ-listed company and the surviving company will change its name to Rigetti Computing, Inc. meaning that Rigetti’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. As further described in Note 16, the merger was consummated on March 2, 2022.

Risks and Uncertainties—The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

COVID-19— In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. There are many uncertainties regarding the pandemic, and the Company is closely monitoring the impact of the pandemic on its business, including impacts on its employees, suppliers, vendors business partners, operations and industry.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may continue to remain in place for a significant period of time and have, and may continue to, adversely impact the Company’s employees and operations, including its development and sales and marketing activities, and the operations of its suppliers and business partners. For example, various aspects of the Company’s business cannot currently be conducted remotely, which resulted in a temporary work stoppage in operations from March to May 2020. In addition, in response to the pandemic, the Company initiated a number of costs saving measures, including headcount reduction, temporary reduction in compensation for employees at certain levels, subleasing of corporate offices, facility cost reduction, reduction in external consultant costs and elimination of certain employee benefits.

The evolution of the pandemic is unpredictable and any resurgence may slow down the Company’s ability to develop its quantum computing products and related services. The pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components, services and materials. The Company may also experience an increase in the cost of raw materials.

As of December 31, 2021 and January 31, 2021, the Company’s financial position was not significantly impacted due to the effects of COVID-19. However, the full impact of the COVID-19 pandemic continues to evolve. As such, the full magnitude of the pandemic’s effect on the Company’s business, financial condition, liquidity and results of operations is uncertain.

Liquidity and Going Concern— The Company has incurred net losses since inception, experienced negative cash flows from operations, and has an accumulated deficit of $207,131,331 as of December 31, 2021. The Company has historically financed its operations primarily through the issuance of preferred stock, warrants and convertible notes. The Company expects operating losses and negative cash flows from operations to continue for the foreseeable future.

The Company believes that existing cash, together with the proceeds received from the completion of the merger with Supernova and related transactions on March 2, 2022, will be sufficient to fund the Company’s operations for at least twelve months from the issuance of these financial statements. The Company may raise additional capital through the issuance of equity securities, debt financings or other sources in order to further implement its business plan. However, if such financing is not available when needed and at adequate levels, the Company may need to reevaluate its business plans.

Rigetti’s Change in Fiscal Year—In October 2021, the board of directors of Rigetti approved a change to Rigetti’s fiscal year-end from January 31 to December 31, effective December 31, 2021. The Company believes the year-end change is important and useful to its financial statement users to allow for increased comparability with its industry peers and also to align with Supernova Partners Acquisition Company II, Ltd. fiscal year end. As a result of this change, Rigetti’s fiscal year 2021 will cover a period of 11 months starting from February 1, 2021 and ending on December 31, 2021. Financial statements for the prior fiscal year ended January 31, 2021 continues to be presented on the basis of the previous fiscal year end.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US “GAAP”).

Emerging Growth Company—Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Use of Estimates—The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Such management estimates include, but are not limited to, the fair value of share-based awards, fair value of convertible notes, fair value of the convertible preferred stock warrants, fair value of derivative warrant liabilities and forward warrant agreement , goodwill and intangible assets, accrued liabilities and contingencies, depreciation and amortization periods, and accounting for income taxes. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could materially differ from those estimates.

Principals of Consolidation—The consolidated financial statements include the accounts of Rigetti and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Reclassifications—Certain amounts reported previously have been reclassified to conform to the current year presentation, with no effect on stockholders’ equity or net loss as previously presented.

Deferred Offering Costs —The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process probable equity financings as other assets until such financings are consummated. After consummation of an in-process probable equity financing, these costs are recorded in stockholders’ equity as a reduction of additional paid-in capital generated as a result of the offering. As of December 31, 2021, the Company recorded deferred financing costs of $3,448,470 in the accompanying balance sheet in contemplation of a probable equity financing. Should the equity financing no longer be considered probable of being consummated, the deferred financing costs would be expensed immediately as a charge to operating expenses in the statement of operations.

Deferred Financing Costs—The incremental cost, including the fair value of warrants, directly associated with obtaining debt financing is capitalized as deferred financing costs upon the issuance of the debt and amortized over the term of the related debt agreement using the effective-interest method with such amortized amounts included as a component of interest expense in the consolidated statement of operations. Unamortized deferred financing costs are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt obligation.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Segments— Operating segments are defined as components of an entity for which discrete financial information is available and that information is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer is its CODM, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.

Foreign Currency— The Company’s reporting currency is the US dollar. The functional currencies of the Company’s foreign subsidiaries are the local currencies (UK pounds sterling and Australian dollars), as it is the monetary unit of account of the principal economic environment in which the Company’s foreign subsidiaries operate. All assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollars is reflected as a foreign currency cumulative translation adjustment and reported as a component of accumulated other comprehensive gain (loss). Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other income (expense), net in the consolidated statements of operations.

Comprehensive Loss— Comprehensive loss consists of net loss and changes in equity during a period from transactions and other equity and circumstances generated from non-owner sources. Comprehensive loss consists of two components including, net loss and other comprehensive loss. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from consolidation of its foreign entities.

Cash and Restricted Cash—The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash. As of December 31, 2021 and January 31, 2021, cash consists primarily of checking and savings deposits. The Company’s restricted cash balance classifies all cash whose use is limited by contractual provisions. As of December 31, 2021 and January 31, 2021, restricted cash consists of cash secured as collateral for letters of credit in favor of the Company’s landlord and its corporate credit card program. The Company may not access these funds until it vacates this office space (leases expire in 2026).

The following table provides a reconciliation of cash and restricted cash in the consolidated balance sheets to the total amount shown in the consolidated statements of cash flows:

	December 31,	January 31,
	2021	2021
Cash	11,728,516	22,202,388
Restricted cash	317,134	317,134

Total cash and restricted cash	$12,045,650	$22,519,522

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Prepaid expenses and other current assets —Prepaid expenses and other current assets include prepaid software, prepaid insurance, other prepaid expenses, all of which are expected to be recognized or realized within the next 12 months.

Accounts Receivable— Accounts receivable are recorded at invoice value, net of allowance for doubtful accounts. Unbilled receivables are included in accounts receivable and include amounts that were invoiced subsequent to year-end for which revenue was recognized in advance of the right to invoice. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. As of December 31, 2021 and January 31, 2021, the Company does not have any allowances for doubtful accounts.

Property and Equipment, Net—Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. The Company uses an estimated useful life of three years for furniture and other assets and information technology hardware (“IT hardware”), seven years for process equipment, and three to ten years for quantum computing fridges. Leasehold improvements are amortized over the shorter of the lease-term or the estimated useful life of the related asset. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in other income (loss) in the consolidated statements of operations.

Goodwill— Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in a business combination. Goodwill is not amortized, but is reviewed for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. Judgments regarding indicators of potential impairment are based on market conditions and operational performance of the business. The Company has one reporting unit. Annually, on November 1, management performs an analysis of the carrying value of goodwill of its reporting unit for potential impairment. In accordance with US GAAP, the Company may assess its goodwill for impairment initially using a qualitative approach to determine whether conditions exist to indicate that it is more likely than not that the fair value of its reporting unit is less than its carrying value. If management concludes, based on its assessment of relevant events, facts and circumstances, that it is more likely than not that its reporting unit’s carrying value is greater than its fair value, then a quantitative analysis will be performed to determine whether there is any impairment. The Company may also elect to initially perform a quantitative analysis instead of starting with a qualitative analysis. The quantitative analysis for goodwill requires comparing the carrying value of a reporting unit, including goodwill, to its fair value. The Company determines the fair value of its reporting unit using the income approach. The income approach uses a discounted cash flow model, which involves significant estimates and assumptions, including preparation of revenues and profitability growth forecasts, selection of a discount rate, and selection of a terminal year multiple, to estimate fair value. Management’s assessment of facts and circumstances at each analysis date could cause these assumptions to change. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further testing is required. If the carrying amount of the reporting unit exceeds its fair value, an impairment charge is recorded to write down goodwill to its fair value and is recorded in the Company’s consolidated statements of operations. The Company performed a qualitative analysis of goodwill for the 11 months ended December 31, 2021 and year ended January 31, 2021 and determined that it was more likely than not that the fair value of the Company’s reporting unit was greater than its carrying value, and thus concluded that the carrying value of goodwill was not impaired. Accordingly, no further analysis was required or performed.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Derivative Warrant Liabilities—The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815, “Derivatives and Hedging” (“ASC 815”) at the initial recognition.

Certain of the warrants issued and outstanding are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period until exercised. The fair value of the warrant liabilities issued were initially measured using the Black-Scholes model and will be subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statement of operations. Derivative warrant liabilities are classified as non-current as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Revenue Recognition—The Company recognizes revenue in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and accounts for certain contract costs in accordance with FASB’s Accounting Standards Codification (“ASC”) 340-40, Other Assets and Deferred Costs—Contracts with Customers.

The Company recognizes revenue from contracts with customers by applying the following five-step model:

•	Identify the contract with a customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when (or as) performance obligations are satisfied

The Company generates revenue through its Quantum Cloud Services (QCaaS) and development contracts and other services. Access to Rigetti quantum computing systems can be purchased as a quantum computing subscription, or on a usage basis for a specified quantity of hours. Revenue related to subscription-based access to Rigetti quantum computing systems (QCaaS) is recognized over time as access to the systems is provided on a ratable basis over the subscription term, which can range from six months to two years. This time-based input measure of progress provides a faithful depiction of the transfer of the services because the customer obtains generally equal benefit from its access to the systems throughout the subscription term. Revenue related to usage-based access to Rigetti quantum computing systems is recognized over time as the systems are accessed using an output method based on compute credit hours expended. This output method provides a faithful depiction of the transfer of the services because the customer has purchased a specified quantity of hours of usage that diminishes each time an hour is expended and therefore each hour of access to the systems is considered a discrete delivery of underlying services in these arrangements.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Development contracts are generally multi-year, non-recurring arrangements in which the Company provides professional services regarding practical applications of quantum computing to technology and business problems within the customer’s industry or organization and assists the customer in developing quantum algorithms and applications that will provide commercial value to the customer in areas of business interest. Development contracts are typically fixed fee arrangements invoiced on a milestone basis, but may also be invoiced on a time and materials or cost reimbursement basis in certain cases. Revenue related to development contracts and other services is recognized over time as the services are provided using an input measure based on actual labor hours incurred to date relative to total estimated labor hours needed to complete the program or total contracted hours over the program period. This input measure of progress provides a faithful depiction of the transfer of the services because it closely depicts the Company’s efforts or inputs to the satisfaction of the performance obligation. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer. The Company has elected to treat shipping and handling activities related to contracts with customers as fulfillment costs, and not as separate performance obligations, and accrues the related costs when the related revenue is recognized.

When the Company’s contracts with customers contain multiple performance obligations, the transaction price is allocated on a relative standalone selling price basis to each performance obligation. The Company typically determines standalone selling price based on observable selling prices of its products and services. In instances where standalone selling price is not directly observable, standalone selling price is determined using information that may include market conditions and other observable inputs. Standalone selling price is typically established as a range. In situations in which the stated contract price for a performance obligation is outside of the applicable standalone selling price range and has a different pattern of transfer to the customer than the other performance obligations in the contract, the Company will reallocate the total transaction price to each performance obligation based on the relative standalone selling price of each.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration and estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The Company’s contracts with customers may include renewal or other options at fixed prices. Determining whether such options are considered distinct performance obligations that provide the customer with a material right and therefore should be accounted for separately requires significant judgment. Judgment is required to determine the standalone selling price for each renewal option to determine whether the renewal pricing is reflective of standalone selling price or is reflective of a discount that would provide the customer with a material right. Based on the Company’s assessment of standalone selling prices, the Company determined that there were no significant material rights provided to its customers requiring separate recognition.

The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. If revenue has not yet been recognized, a contract liability (deferred revenue) is also recorded. If revenue is recognized in advance of the right to invoice, a contract asset or unbilled receivable is recorded, depending on whether the Company’s right to consideration is considered conditional or unconditional. Unbilled receivables are included within accounts receivable in the consolidated balance sheets.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component generally does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the products and services and not to receive financing from or provide financing to the customer. Additionally, the Company has elected the practical expedient that permits an entity not to recognize a significant financing component if the time between the transfer of a good or service and payment is one year or less.

Payment terms on invoiced amounts are typically net 30 days. The Company does not offer rights of return for its products and services in the normal course of business, and contracts generally do not include service-type warranties that provide any incremental service to the customer beyond providing assurance that the goods and services conform to applicable specifications or customer-specific or subjective acceptance provisions. The Company also excludes from revenue government-assessed and imposed taxes on revenue-generating activities that are invoiced to customers.

Costs of Obtaining and Fulfilling Contracts—The Company has elected to apply the practical expedient to expense contract acquisition costs as incurred when the expected amortization period is one year or less. The Company capitalizes incremental costs incurred to fulfill its contracts that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy the Company’s performance obligation(s) under the contract, and (iii) are expected to be recovered through revenue generated under the contract.

Cost of Revenue— Cost of revenue consists primarily of all direct and indirect cost associated with providing QCaaS offerings and development contracts and other services, including employee salaries and employee related costs, including compensation, bonuses, employee taxes and benefit costs of program management and personnel associated with the delivery of goods and services to customers. Cost of revenue also includes an allocation of facility costs, depreciation and amortization directly related to providing the QCaaS offerings and development contracts and other services.

Research and Development—Research and development costs are expensed as incurred. Research and development expenses include compensation, employee benefits, stock-based compensation, outside consultant fees, allocation of facility costs, depreciation and amortization, materials and components purchased for research and development.

General and Administrative—General and administrative expenses include compensation, employee benefits, stock-based compensation, legal, insurance, finance administration and human resources, an allocation of facility costs (including leases), bad debt costs, professional service fees, and an allocation of other general overhead costs including depreciation and amortization to support Rigetti’s operations, which consists of operations other than associated with providing QCaaS offerings and development contracts and other services.

Sales and Marketing—Sales and marketing expenses consist primarily of compensation including stock-based compensation, employee benefits of sales and marketing employees, outside consultants fees, travel and marketing and promotion costs.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Capitalized Software— The Company capitalizes the costs to develop its internal-use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. Such costs are included in property and equipment in the consolidated balance sheets and are amortized on a straight-line basis over the estimated useful life of the related asset. These capitalized costs are primarily related to the software infrastructure supporting the quantum computing services purchased by customers. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. During the 11 months ended December 31, 2021 and year ended January 31, 2021, no capitalized software has been recorded.

Impairment of Long-Lived Assets— Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset (asset group) may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of the long-lived asset (asset group) by determining whether the carrying value of such asset (asset group) will be recovered through their undiscounted expected future cash flow. If the future undiscounted cash flow is less than the carrying amounts of the asset (asset group), the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the asset (asset group). During the 11 months ended December 31, 2021 and year ended January 31, 2021, no impairment charge has been recorded.

Income Taxes—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2021 and January 31, 2021, the Company has recorded a full valuation allowance against its deferred tax assets.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in income tax expense.

Net income (loss) per share: The Company has Class A Common Stock outstanding and no shares of Class B Common Stock outstanding. However, the Company’s Convertible Series C-1 Preferred Stock are convertible into Class B Common Stock. Basic net income (loss) per share of common shareholders is calculated by dividing net income (loss) attributable to the common shareholders (the numerator) by the weighted average number of common shares outstanding for the period (the denominator).

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The Company uses the two-class method to calculate the diluted net income (loss) per share for each class of Common Stock. The two-class method determines net income (loss) per share for each class of Common Stock according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires all undistributed earnings for the period to be allocated among multiple classes of potential Common Stock as if all earnings for the period were distributed. Diluted net income (loss) is computed separately for each class of the potential Common Stock. Potential dilutive shares for Class A Common Stock include shares of convertible Series C Preferred Stock, common stock warrants, restricted stock units, and stock options. Potential dilutive shares for Class B Common Stock include shares of convertible Series C-1 Preferred Stock. Potential dilutive common shares are excluded from the computation of diluted net income (loss) per share, if the effect of including such potential dilutive shares would be anti-dilutive.

Stock-Based Compensation— The Company’s stock-based compensation program grants awards that may include stock options, restricted and unrestricted stock awards and restricted stock units. For equity-classified stock option grants, the fair value of the option grants are estimated as of the date of grant using a Black-Scholes option valuation model, which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term participants will retain their vested stock options before exercising them, the estimated volatility of its common stock price over the expected term, the risk-free rate, and expected dividend yield. For equity-classified restricted stock awards, the fair value of the restricted stock awards are based on the fair value of the Company’s common stock on the date of grant. The estimated fair values of the employee stock awards are then expensed over the requisite service period, which is generally the awards’ vesting period, and recognized using the straight-line method to recognize stock-based compensation for service-based awards.

The accounting for equity-classified awards granted to consultants and nonemployees is largely consistent with the accounting for such awards granted to employees, with the exception that the fair value of the awards may be measured based on the expected term or the contractual term of the award and the fair value is recognized in the same period and in the same manner the Company would if it had paid cash for the related services.

The Company has elected to account for forfeitures of employee stock awards as they occur. Upon any exercise of stock option awards, the Company issues new shares of common stock, unless there are treasury shares available for reissuance at that time.

Fair Value Measurements— Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value and expanded disclosure requirements about fair value measurements. The carrying amounts reported in the consolidated financial statements approximate the fair value for cash, accounts receivable, accounts payable, and accrued liabilities, due to their short-term nature. The carrying amount of the Company’s long-term debt approximates fair value as the stated interest rate approximates the market rate currently available to the Company (and which is considered a Level II measurement).

Concentrations of Credit Risk— Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company’s cash is placed with high-credit-quality financial institutions, and at times exceeds federally insured limits. To date, the Company has not experienced any credit loss relating to its cash.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Significant customers are those which represent 10% or more of the Company’s revenue or accounts receivable balance at each balance sheet date. During the 11 months ended December 31, 2021, five customers accounted for approximately 97% of the Company’s revenue and three customers accounted for approximately 99% of the Company’s accounts receivable. During the year ended January 31, 2021, three customers accounted for approximately 78% of the Company’s revenue and one customer accounted for approximately 87% of the Company’s accounts receivable, respectively.

Customers accounting for 10% or more of the Company’s revenue during the 11 months ended December 31, 2021 and year ended January 31, 2021 were:

	December 31,	January 31,
Customer	2021	2021
Customer A	29%	*
Customer B	20%	32%
Customer C	17%	15%
Customer D	16%	*
Customer E	15%	31%

*	Customer accounted for less than 10% of revenue in the respective year

All revenues derived from major customers noted above are included in the United States region in Note 15.

Employee Benefit Plan—The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by Internal Revenue Service. There were no employer contributions under this plan during the 11 months ended December 31, 2021 and year ended January 31, 2021.

2021 Transition Period Comparative Data

The following table presents certain financial information for the 11 months ended December 31, 2021 and 2020, for comparability purposes.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

	11 Months Ended December 31,
	2021	2020
		(Unaudited)
Revenue	$8,196,306	$5,105,824
Cost of revenue	1,623,336	1,344,916

Total gross profit	6,572,970	3,760,908
Operating expenses:
Research and development	26,927,599	22,843,637
General and administrative	11,299,068	10,613,190
Sales and marketing	2,474,968	1,947,447

Total operating expenses	40,701,635	35,404,274

Loss from operations	(34,128,665)	(31,643,366)

Other income (expense), net:
Gain on extinguishment of debt	—	8,913,532
Change in fair value of warrant liability	(1,664,133)	—
Interest expense	(2,465,135)	(51,666)
Interest Income	9,852	58,644
Other income	6,582	71,737

Total other income (expense), net	(4,112,834)	8,992,247
Net loss before provision for income taxes
Provision for income taxes

Net loss	$(38,241,499)	$(22,651,119)

Net loss per share attribute to common stockholders—basic and diluted	$(1.74)	$(1.09)
Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	21,941,997	20,687,611

Recently Issued Accounting Pronouncements— In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its Accounting Standards Codification (ASC), and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. For entities that have not yet adopted the guidance in Update 2016-13, the effective dates and the transition requirements for these amendments are the same as the effective date and transition requirements in Update 2016-13. The amendments related to ASC 326 are effective for the Company as of February 1, 2023. The adoption of the ASU is not expected to have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires recognition of a lease asset and lease liability for all leases with a term of greater than 12 months regardless of their classification. In May 2020, the FASB issued ASU 2020-05 which defers the effective date of ASU 2016-02 one year making it effective for annual reporting periods beginning after December 15, 2021. The ASU is effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2023. These standards require that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used, and establishes additional disclosures related to credit risks. For available-for-sale debt securities with unrealized losses, these standards now require allowances to be recorded instead of reducing the amortized cost of the investment. These standards limit the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and requires the reversal of previously recognized credit losses if fair value increases.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU is effective for the Company beginning on January 1, 2022. The adoption of ASU 2019-12 is not expected to have a significant impact on the Entity’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which addresses the complexity of its guidance for certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 removes the accounting models that require beneficial conversion features or cash conversion features associated with convertible instruments to be recognized as a separate component of equity, adds certain disclosure requirements for convertible instruments, amends the guidance for the derivatives scope exception for contracts in an entity’s own equity and simplifies the diluted earnings per share calculation for certain situations. This guidance is effective for SEC filers, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, and for interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, ‘Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This ASU provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. It specifically addresses: (1) How an entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; (2) How an entity should measure the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; and (3) How an entity should recognize the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 is effective for annual reporting periods beginning after December 15, 2021, with early adoption permitted. This ASU is effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

3.	REVENUE RECOGNITION

The following tables depict the disaggregation of revenue according to the type of good or service and timing of transfer of goods or services:

	11 Months Ended	Year Ended
	December 31,	January 31,
	2021	2021
Type of Goods or Service
Collaborative research and other professional services	$5,849,267	$2,919,507
Access to quantum computing systems	2,347,039	2,380,091
Quantum computing components	—	243,000

	$8,196,306	$5,542,598

Timing of Revenue Recognition
Revenue recognized at a point in time	$—	$243,000
Revenue recognized over time	8,196,306	5,299,598

	$8,196,306	$5,542,598

Selected consolidated balance sheet line items that reflect accounts receivable, contract assets and liabilities as of December 31, 2021 and January 31, 2021 were as follows:

	December 31,	January 31,
	2021	2021
Trade receivables, net	$961,370	$327,301
Unbilled receivables	$581,170	$152,073
Deferred revenue - current	$(984,976)	$(491,827)

Changes in deferred revenue from contracts with customers were as follows:

	11 Months Ended	Year Ended
	December 31,	January 31,
	2021	2021
Balance at beginning of period	$(491,827)	$(2,151,683)
Deferral of revenue	(904,502)	(364,545)
Recognition of deferred revenue	411,353	2,024,401

Balance at end of period	$(984,976)	$(491,827)

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The Company expects to recognize estimated revenues related to performance obligations that are unsatisfied (or partially satisfied) in the amounts of approximately $4,107,806 during the year ended December 31, 2022, and $473,379 during the year ended December 31, 2023.

Deferred Contract Acquisition and Fulfillment Costs—The Company has not identified any costs that are incremental to the acquisition of customer contracts that would be capitalized as deferred costs on the balance sheet in accordance with ASC 340-40. Incremental costs incurred to fulfill the Company’s contracts that meet the capitalization criteria in ASC 340-40 have historically been immaterial. Accordingly, the Company has not capitalized any contract fulfillment costs as of December 31, 2021 and January 31, 2021.

4.	FAIR VALUE MEASUREMENTS

The Company reports all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3—Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

At January 31, 2021, there were no financial assets or liabilities measured at fair value.

The fair value measurements of financial assets and liabilities that are measured at fair value at December 31, 2021 are as follows:

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

	Fair Value Hierarchy
	Level 1	Level 2	Level 3
At December 31, 2021
Liabilities:
Derivative warrant liabilities	$—	$—	$4,354,707
Forward warrant agreement	—	—	230,000
Debt - net of current portion	—		—

Total Liabilities	$—	$—	$4,584,707

As of December 31, 2021, the Company has recorded two financial liabilities subject to fair value measurements: 1) Derivative warrant liabilities and 2) Forward Warrant Agreement which both are classified as Level III liabilities as they both include unobservable inputs. Derivative warrant liabilities were fair valued based on a Black-Scholes option model with unobservable inputs which included stock price of Rigetti common stock, volatility and selected risk free rate. The Company estimated the fair value of the Forward Warrant Agreement using a forward analysis with unobservable inputs which included selected risk-free rate and probability outcomes. The Company has further discussed the key aspects of the fair value measurements described above in Note 10 and Note 11 to the financial statements.

There have been no changes in fair value measurement techniques during the 11 months ended December 31, 2021. There were no transfers between Level 1 or Level 2, or transfers in or out of Level 3 of the fair value hierarchy during the 11 months ended December 31, 2021.

A summary of the changes in the fair value of the Company’s Level 3 financial instruments as of December 31, 2021 and January 31, 2021 are as follows:

	Convertible Notes	Simple agreement for future equity	Derivative Warrant Liabilities	Forward Warrant Agreement
Balance - January 31, 2020	$26,892,459	$1,882,397	$—	$—
Issuances	—	—	—	—
Settlement	(26,892,459)	(1,882,397)	—	—
Loss on change in fair value	—	—	—	—

Balance - January 31, 2021	$—	$—	$—	$—

Issuances	$—	$—	$2,690,574	$400,000
Settlement	—	—	—	—
Loss (gain) on change in fair value	—	—	1,664,133	(170,000)

Balance - December 31, 2021	$—	$—	$4,354,707	$230,000

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

5.	SUPPLEMENTAL FINANCIAL STATEMENTS INFORMATION

Property and Equipment, Net

Property and equipment as of December 31, 2021 and January 31, 2021 are composed of the following:

	December 31,	January 31,
	2021	2021
Quantum computing fridges	$17,189,904	$14,251,579
Process equipment	16,169,598	12,747,756
Leasehold improvements	4,296,620	4,077,646
IT hardware	2,427,681	1,999,082
Furniture and other assets	1,246,068	1,246,067

Total property and equipment	$41,329,871	$34,322,130
Less: Accumulated depreciation and amortization	(18,832,387)	(14,181,258)

Property and equipment - net	$22,497,484	$20,140,872

As of December 31, 2021, 98% of the total gross property and equipment was located in the United States, and 2% of the total gross property and equipment was located in the United Kingdom. As of January 31, 2021, 100% of the total gross property and equipment was located in the United States. Total depreciation and amortization expense for the 11 months ended December 31, 2021 and year ended January 31, 2021 was $4,651,129 and $4,299,263, respectively.

Accrued Expenses and Other Current Liabilities

	December 31,	January 31,
	2021	2021
Interest - notes payable	$247,500	$—
Other current liability - forward warrant agreement	230,000	—
Payroll and other payroll costs	962,399	739,893
Property and other taxes	570,852	451,545
Subscription Fee	555,832	—
Professional fees and other	820,699	411,861
Deferred offering costs	648,333	—

	$4,035,615	$1,603,299

6.	COMMITMENTS AND CONTINGENCIES

Leases—The Company leases office spaces under noncancelable operating lease agreements, which expire in 2026. The Company is required to pay property taxes, insurance, and normal maintenance costs for certain of these facilities and will be required to pay any increases over the base year of these expenses on the remainder of the Company’s facilities.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The Company recognizes rent expense on a straight-line basis over the lease term. Rent expense for operating leases for the 11 months ended December 31, 2021 and year ended January 31, 2021, was $1,500,147 and $1,722,040, respectively. The Company has accrued $349,629 and $381,300 in deferred rent as of December 31, 2021 and January 31, 2021, respectively, primarily relating to one of its office spaces. Deferred rent that will be paid within the 12 months after the balance sheet date is included within accrued expenses and other current liabilities, the remaining balance is recorded within other liabilities on the Company’s consolidated balance sheets.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2021 are as follows:

Years Ending December 31,
2022	$1,807,759
2023	901,316
2024	928,355
2025	956,206
2026	81,262

Total minimum future lease payments	$4,674,898

Litigation— The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business, including proceedings relating to product liability, intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

7.	FINANCING ARRANGEMENTS

Loan and Security Agreement

In March 2021, the Company entered into an agreement (the “Loan and Security Agreement”) with a Venture Capital institution (“Venture Capital”) to secure a debt commitment of $12,000,000 (the “Tranche A”) which was drawn at the closing. The term loan is collateralized by a first-priority, senior secured interest in substantially all of the Company’s assets. In conjunction with the Loan Agreement, the Company issued Venture Capital a warrant to purchase shares of common stock (the “Initial Warrants”) which is recorded at fair value using Black-Scholes model, see Note 10 for the fair value assumptions.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The Loan Agreement contains customary representations, warranties and covenants, however the debt agreement does not include any financial covenants . In May 2021, the debt agreement was modified to increase the overall debt commitment by $15,000,000 (the “Tranche B” or the “Amendment”) and $8,000,000 of the additional commitment was drawn at the closing and the remaining commitment of $7,000,000 was available at the Company’s option at any time through March 10, 2022 subject to certain conditions. The Company drew the $7,000,000 in November 2021. In conjunction with the Amendment, the Company cancelled the Initial Warrants and issued 995,099 warrant shares to purchase the common stock which was an incremental cost allocated between Tranche A and Tranche B, see Note 10 for further information on these warrants. The Amendment to the debt agreement was considered a modification for accounting purposes. The Company capitalized $2,843,308 of debt issuance costs which consist of incremental cost incurred for the lenders and 3rd party legal firms as well as the fair value of the warrant issued in conjunction with the origination of the term loan.

Under the Amendment, the maturity date was modified to be the date equal to 48 months from the first payment date of each specific cash advance. Subject to an interest only period of 19 months following each specific cash advance date, the term loan incurs interest at a rate of 11% per annum, payable monthly. The Term Loan includes certain negative covenants, primarily consisting of restrictions on the Company’s ability to incur indebtedness, pay dividends, execute fundamental change transactions, and other specified actions.

In addition, the Company is required to pay a final payment fee equal to 2.75% of the aggregate amount of all term loan advances. The final payment fee is being accreted and amortized into interest expense using the effective interest rate method over the term of the loan. The effective interest was between 16.49 – 17.31% for all tranches of the debt.

The book value of debt approximates its fair value given its short-term maturity and variable interest rate. Long term debt and the unamortized discount balances are as follows:

December 31, 2021
Outstanding principal amount - stated value	$27,000,000
Add: Accrued final payment fee	121,585
Less: Unamortized deferred financing costs	(170,058)
Less: Unamortized debt discount	(2,160,495)

Total debt	$24,791,032

Debt - current portion	$1,290,538
Debt - net of current portion	23,500,494

Total debt	$24,791,032

For the 11 months ended December 31, 2021, the Company has recorded interest expense of $1,736,390, the accretion of the end of term liability of $121,585, the amortization of commitment fee asset of $94,405 and the amortization of debt issuance cost of $512,755. The unamortized issuance cost of $2,330,553 at December 31, 2021 is offset against the carrying value of the term loan in the accompanying condensed consolidated balance sheet. See Deferred Financing Cost policy at Note 2.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Scheduled principal payments on total outstanding debt, as of December 31, 2021, are as follows:

Total
2022	$1,290,538
2023	8,750,354
2024	11,084,382
2025	5,874,726

$27,000,000

Initial Convertible Notes

In November 2018, the Company entered into convertible promissory note arrangements pursuant to which the Company borrowed $1,500,000 (the “2018 Convertible Notes”). In June 2019 and August 2019, the Company entered into convertible promissory note arrangements pursuant to which the Company borrowed $19,700,000 and $250,000, respectively (collectively, the “2019 Convertible Notes”). The 2018 Convertible Notes and 2019 Convertible Notes are collectively referred to as the “Initial Convertible Notes.”

In February 2020, in conjunction with the Recapitalization transactions described in Note 9 the Company and the holders of the Initial Convertible Notes agreed to amend the terms of the Initial Convertible Notes. The primary impact of the amendment was to change the conversion terms previously described, such that upon the closing of the Series C Preferred Stock Financing and Recapitalization, the Initial Convertible Notes (principal and accrued interest) would convert into 6,766,614 shares of Series C Preferred Stock and 16,939,143 shares of Series C-1 Preferred Stock.

The Company determined that the modification of the Initial Convertible Notes represented an extinguishment for accounting purposes. The Company estimated the fair value of the Series C and Series C-1 Preferred Stock to be issued upon conversion to be $17,612,235. In addition, the Company issued 6,874,309 shares of Class A Common Stock to the majority holder of the Initial Convertible Notes as consideration for their agreement to the amendment terms. The Company included the fair value of these Class A Common Shares (estimated as $1,443,605) as part of the reacquisition price of the Initial Convertible Notes in the extinguishment calculation. Based on the carrying value of the Initial Convertible Notes (under the fair value option) of $27,767,399 at the date of the amendment, the Company recorded a gain on extinguishment associated with the amendment of $8,711,559, which is included as a component of other income (expense) in the consolidated statements of operations during the year ended January 31, 2021.

Simple Agreement for Future Equity

In October 2019, the Company entered into a simple agreement for future equity (“SAFE”) agreement with an investor in exchange for $1,500,000 in cash proceeds. The SAFE accrues dividends at a rate of 6.0% per annum while outstanding.

The SAFE principal and accrued interest are automatically convertible upon an equity financing event at a conversion price per share equal to the lesser of (i) an amount equal to 80% of the lowest price per share paid by other investors for the preferred stock sold in the equity financing and (ii) the price obtained by dividing $300,000,000 by the number of fully diluted shares outstanding immediately prior to the equity financing. In addition, the SAFE is optionally convertible upon a non-equity financing event under the same conversion terms as described above. The SAFE holder can also elect to receive a cash payment upon a change of control or initial public offering event and would be paid out its initial investment plus accrued dividends in the event of a liquidation of the Company.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The Company has elected the fair value option to account for the Convertible Notes and SAFE, with changes in fair value recorded through the Company’s consolidated statements of operations as other income (expense), net in each report period.

The Company utilized an income approach valuation model to estimate the fair value of the SAFE as of its issuance date and as of January 31, 2020. The valuation model captures the expected settlement value of the SAFE based on the Company’s assumption that an equity financing event occurring in February 2020 is the most likely settlement event. The estimated settlement value of the SAFE has been discounted back to present value as of each measurement date utilizing a discount rate of 10.0%.

As of January 31, 2020, the fair value and principal value of the SAFE was $1,882,397 and $1,500,000, respectively. The Company recorded a loss from the change in fair value of the SAFE of $382,397 during the year ended January 31, 2020. Based on the carrying value of the SAFE (under the fair value option) of $1,822,397 at the date of the amendment in connection with the Recapitalization transactions described in Note 9, the Company recorded a gain on extinguishment associated with the amendment of $691,867, which is included as a component of other income (expense) in the consolidated statements of operations during the year ended January 31, 2021.

February 2020 Convertible Notes

In February 2020, just prior to the Recapitalization and Series C Preferred Stock Financing (see Note 8), the Company entered into convertible promissory note arrangements pursuant to which the Company borrowed $2,200,000 (the “2020 Convertible Notes”).

The 2020 Convertible Notes accrued interest at 6.0% per annum on the outstanding principal balance, payable at maturity. The 2020 Convertible Notes were due and payable on the earlier of (i) when requested by a majority of the lenders on or after December 11, 2020, (ii) when, upon the occurrence of an event of default, such amounts are declared due and payable by the lenders or become automatically due and payable, or (iii) if not converted, upon a change of control. The 2020 Convertible Notes were not prepayable by the Company without the consent of a majority of the lenders.

The 2020 Convertible Notes principal and accrued interest were automatically convertible upon a qualified financing event into a number of shares issued in the qualified financing event, at the per share price paid by the other investors in the financing. In addition, the holders of the 2020 Convertible Notes would receive a number of shares of Class A Common Stock (as specified in each respective agreement), and the same warrant coverage, as applicable, as the other investors in the qualified financing.

The 2020 Convertible Notes principal and accrued interest were optionally convertible upon a change of control at a conversion price per share equal to 80% of the per share consideration to be received by the holders of the Company’s common stock upon such change of control. The lenders may have also elected to redeem the Initial Convertible Notes principal and accrued interest without premium or penalty upon the occurrence of a change of control.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Upon the occurrence of certain events of default as defined in the 2020 Convertible Notes, the 2020 Convertible Notes principal and accrued interest would automatically become due and payable or would become due and payable at the election of the lenders, without premium or penalty.

In February 2020, upon the consummation of the Series C Preferred Stock Financing (a qualified financing event), the 2020 Convertible Notes were automatically converted into 2,426,113 shares of Series C Preferred Stock, 2,036,617 shares of Class A Common Stock and 310,937 warrants to purchase Class A Common Stock. The Company accounted for the conversion of the 2020 Convertible notes as an extinguishment of the debt instruments. The Company estimated the fair value of the Series C Preferred Stock issued upon conversion to be $2,200,017, the fair value of the Class A Common Stock issued upon conversion to be $427,690, and the fair value of the warrants to purchase Class A Common Stock to be $62,187. Based on the carrying value of the 2020 Convertible Notes of $2,200,000 at the date of the extinguishment, the Company recorded a loss on extinguishment of $489,894, which is included as a component of other income (expense) in the consolidated statements of operations during the year ended January 31, 2021.

8.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

Recapitalization and Series C Preferred Stock Financing

In February 2020, the Company completed a recapitalization of its previously outstanding Preferred Stock (the “Recapitalization”). In accordance with the terms detailed in the Series C Stock Purchase Agreement, all outstanding shares of Series A-1, A-2, A-3, A-4, A-5, B, and B-2 Preferred Stock converted into shares of Class A Common Stock, at a ratio of one share of Class A Common Stock for every four shares of previously outstanding Preferred Stock. In total, 3,538,484 shares of Class A Common Stock were issued upon the conversion of the previously outstanding Preferred Stock.

Additionally, in February 2020, the Company completed the initial closing of the Series C Preferred Stock Financing round, with subsequent closings occurring in March, April and May 2020. In total, the Company issued 59,575,811 shares of Series C Preferred Stock in exchange for $54,022,876 in gross cash proceeds, as well as 9,647,847 shares of Series C Preferred Stock upon the conversion of the Convertible Notes and SAFE. The cash investors, in addition to the February 2020 Convertible Note holders, received warrants to purchase Class A Common Stock based on the number of shares of Series C Preferred Stock acquired. The Company also allocated approximately $1,236,600 in proceeds from the Series C Preferred Stock to the value of the warrants on a relative fair value basis (see Note 10).

In accordance with the terms of the recapitalization and Stock Purchase Agreement, the holders of the previously outstanding Preferred Stock that participated in the Series C Preferred Stock Financing were eligible to receive additional shares of Series C-1 Preferred Stock, based on their total historical investments. In total, the holders of the previously outstanding Preferred Stock received 11,415,620 shares of Series C-1 Preferred Stock based on their participation in the Series C Preferred Stock Financing, which was also considered as part of the recapitalization described above. In addition, 18,087,227 shares of Series C-1 Preferred Stock were issued upon the conversion of the Convertible Notes and SAFE.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The Company accounted for the conversion of the previously outstanding Preferred Stock in exchange for the Class A Common Shares (and Series C-1 Preferred Stock to the extent the investors participated in the Series C Preferred Stock Financing) as an extinguishment of the previously outstanding Preferred Stock. The carrying value of the previously outstanding Preferred Stock, less the fair value of the Series C-1 Preferred Stock issued, was reclassified to additional paid in capital.

The holders of the redeemable convertible preferred stock (“Preferred Stock”) have various rights and preferences as described below:

Voting Rights— Each share of Preferred Stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible. As it is convertible into non-voting Class B Common Stock, the Series C-1 Preferred Stock does not have any voting rights. The holders of the voting Preferred Stock votes together as one class with the Class A Common Stock, except as below:

The holders of the Series C Preferred Stock are entitled to elect, voting as a separate class, three members to the Company’s board of directors. The holders of the Class A Common Stock are entitled to elect, voting as a separate class, two members to the Company’s board of directors. The holders of the Series C Preferred Stock and Class A Common Stock are entitled to elect, voting together as a separate class on an as-converted basis, any remaining directors.

Dividends— In any calendar year, the holders of the outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration of payment of any distribution of common stock in such calendar year. The holders of the outstanding shares of Series C Preferred Stock will have preference over the holders of Series C-1 Preferred Stock in relation to any such dividend payments. The Dividend Rates for each class of Preferred Stock are $0.054408 per share for Series C Preferred Stock and $0.054408 per share for Series C-1 Preferred Stock.

No distributions shall be made with respect to the common stock unless dividends on the Preferred Stock have been declared and paid or set aside for payment. The Preferred Stock dividend rights are not cumulative and do not accrue unless declared or paid.

As of December 31, 2021, no dividends have been declared or paid on the Company’s Preferred Stock.

Liquidation Preference— In the event of any liquidation, dissolution, or winding-up of the Company, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or funds of the Company to the holders of the Series C-1 Preferred Stock and common stock, an amount equal to the greater of (i) the sum of (x) the liquidation preference per share for the Series C Preferred Stock and (y) all declared but unpaid dividends and (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into shares of Class A Common Stock immediately prior to such liquidation event. The holders of the Series C-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or funds of the Company to the holders of the common stock, an amount equal to the greater of (i) the sum of (x) the liquidation preference per share for the Series C-1 Preferred Stock and (y) all declared but unpaid dividends and (ii) such amount per share as would have been payable had all shares of Series C-1 Preferred Stock been converted into shares of Class B Common Stock immediately prior to such liquidation event.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The liquidation preferences for each class of Preferred Stock are $0.906793 per share for Series C Preferred Stock, $0.906793 per share for Series C-1 Preferred Stock, as adjusted for stock splits, stock dividends, business combinations, recapitalizations, and similar transactions.

If the Company has insufficient assets to permit payment of the liquidation preference in full to all holders of the Preferred Stock, then the assets of the Company shall be distributed ratably to the holders of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive. After payment of the liquidation preference in full to the holders of Preferred Stock, the remaining assets of the Company shall be distributed ratably to the holders of the common stock.

Redemption— The Preferred Stock is not mandatorily redeemable. The Preferred Stock may be redeemable upon the occurrence of certain deemed liquidation events, including (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including any stock acquisition, reorganization, merger, or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction where the holders of the voting securities of the Company retain a controlling interest after such transaction, or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company, unless waived by a majority of the holders of the Preferred Stock. The Preferred Stock redemption price would be equivalent to the liquidation preference described above.

Conversion— Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of either Class A Common Stock (for the Series C Preferred Stock) or Class B Common Stock (for the Series C-1 Preferred Stock) as is determined by dividing the original issue price of the Preferred Stock by the conversion price in effect at the time of conversion for each such series of Preferred Stock. The original issue price and the conversion price per share for each class of Preferred Stock are $0.906793 per share for Series C Preferred Stock and $7.254344 per share for Series C-1 Preferred Stock. As of December 31, 2021, the conversion ratio for the Series C Preferred Stock was one-for-one and for Series C-1 Preferred Stock was eight-for-one.

Each share of Preferred Stock will automatically be converted into shares of either Class A Common Stock (for the Series C Preferred Stock) or Class B Common Stock (for the Series C-1 Preferred Stock) at the then-effective conversion rate of such shares upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock of the Company to the public with aggregate gross proceeds to the Company in excess of $50,000,000 or (ii) the consent of holders of at least a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

9.	COMMON STOCK

The Company’s certificate of incorporation, as amended in June 2020, authorized the Company to issue up to 140,830,491 shares of Class A Common Stock and 29,502,847 shares of Class B Common Stock.

The holders of shares of Class A Common Stock are entitled to one vote for each share of common stock held. The Class B Common Stock is non-voting. No shares of Class B Common Stock were issued and outstanding as of December 31, 2021 and January 31, 2021.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and after payment to the holders of shares of Preferred Stock of their liquidation preferences, the holders of the common stock are entitled to the entire remaining assets of the Company on a pro rata basis.

As of December 31, 2021, the Company has reserved the following shares of common stock for issuance upon the conversion, exercise or vesting of the underlying instruments:

	Class A Common Stock	Class B Common Stock
Series C Preferred Stock	69,223,658	—
Series C-1 Preferred Stock	—	3,687,836
Common Stock Warrants	10,817,831	—
Stock-Based Awards - Options Outstanding	14,572,344	—
Stock-Based Awards - RSUs Outstanding	6,846,961	—
Stock-Based Awards - Options Available for Future Grant	4,954,141	—

Total	106,414,935	3,687,836

10.	Warrants

Derivative Warrant Liabilities

The Initial Warrants (See Note 7) of 398,040 common stock warrants were issued in March of 2021. An incremental 597,059 common stock warrants were issued as part of the Amendment in May of 2021, thus there were total of 995,099 common stock warrants issued in conjunction with Loan and Security Agreement in 2021. The Company utilized Black-Scholes model to determine grant fair value of the warrants which was approximately $2,690,574 which was recorded as part of the Debt Issuance Cost. The change in fair value of the warrants from issuance date through December 31, 2021 of $1,664,133 was driven primarily by an increase in the fair value of the Company’s stock that occurred as a result of the Merger Agreement discussed in Note 1. The outstanding common stock warrants were recognized as liabilities on the consolidated balance sheet and were measured at their inception date fair value using the Black-Scholes model and will be subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statement of operations. The Company did not have any Common stock warrants classified as liabilities as of January 31, 2021. See below for the December 31, 2021 balance summary:

Warrant Class	Shares	Issuance Date	Strike Price per Share	Expiration Date
Common Stock Warrants	995,099	May 18, 2021	$0.214	May 18, 2031

The warrant issued in conjunction with the Loan and Security Agreement is classified as liability under ASC 480, “Distinguishing Liabilities from Equity”. The fair value of the warrant which is an incremental cost incurred to obtain the loan is allocated between drawn and undrawn commitment. See Deferred Financing Cost disclosure at Note 2 Summary of Significant Accounting Policies.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The fair value of the common stock warrant liabilities presented above were measured using the Black Scholes model approach. Significant inputs into the respective models at the initial recognition of the liability and December 31, 2021, respectively are as follows:

Valuation Assumption - Common Stock Warrants	Initial Recognition	December 31, 2021
Stock price	$2.87	$4.44
Strike price	$0.21	$0.21
Volatility (annual)	51.90%	105.10%
Risk-free rate	1.65%	1.51%
Estimated time to expiration (years)	10	9
Dividend yield	0.00%	0.00%

The Company recorded a total loss of $1,664,133 to Change in Fair Value of Warrant Liability as a component of other income in the consolidated statement of operations for the 11 months ended December 31, 2021.

Series C Preferred Stock Financing Warrants

In conjunction with the Series C Preferred Stock Financing (see Note 8), the Company issued a total of 6,668,714 Warrants to purchase Class A Common Stock to the Series C investors. The Warrants have a $0.01 exercise price per share and have a 10-year term to expiration. The Warrants can be exercised for cash or on a cashless basis. The Company determined that the Warrants met the requirements for equity classification under ASC 480 and ASC 815. The Company estimated the fair value of the Warrants using the Black-Scholes model (see below for key inputs) and allocated approximately $1,236,600 in proceeds from the Series C Preferred Stock to the value of the Warrants on a relative fair value basis, which was recorded to additional paid in capital.

Valuation Assumptions	Initial Recognition
Stock Price	$0.21
Strike Price	$0.01
Volatility (annual)	51.50%
Risk-free rate	1.55%
Estimated time to expiration (years)	10
Dividend yield	0.00%

Customer Warrants

In February 2020, the Company issued a Warrant to purchase 3,406,156 shares of Class A Common Stock to a customer in conjunction with a revenue arrangement (the “Customer Warrant”). The Customer Warrants have a $0.9067 exercise price per share and have a 10 year term to expiration. The Warrants vest upon the achievement of certain performance conditions (i.e. sales milestones) defined in the agreement, and upon a change of control, either 50% or 100% of the then unvested Customer Warrants will become fully vested, dependent on the acquiring party in the change of control transaction. The Warrants can be exercised for cash or on a cashless basis.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The Company followed the guidance in ASC 718 and ASC 606 for the accounting of non-cash consideration payable to a customer. The Company determined that the Customer Warrants met the requirements for equity classification under ASC 718, and measured the Customer Warrants based on their grant date fair value, estimated to be $154,330. The Company recorded this amount as a deferred asset and additional paid in capital as of the issuance date, as the Company believes it is probable that all performance conditions (i.e. sales milestones) in the Customer Warrants will be met. During the 11 months ended December 31, 2021, the Company recorded a reduction of revenue related to the arrangement with the customer totaling $5,774 As of December 31, 2021, the deferred asset balance outstanding is $95,120, which will be recognized as a reduction in revenue in future periods.

Valuation Assumptions	Initial Recognition
Stock Price	$0.21
Strike Price	$0.91
Volatility (annual)	45.00%
Risk-free rate	1.29%
Estimated time to expiration (years)	10
Dividend yield	0.00%

The vesting status of the Customer Warrant is as follows at December 31, 2021:

	December 31, 2021	January 31, 2021
Vested Customer warrants	1,362,461	1,021,845
Unvested Customer warrants	2,043,695	2,384,311

	3,406,156	3,406,156

11. FORWARD WARRANT AGREEMENT

In connection with the execution of the Merger Agreement in October 2021 (Note 1), Rigetti entered into a warrant subscription agreement (“Forward Warrant Agreement”) with a strategic partner for the purchase of a warrant for an aggregate purchase price (including amounts from exercise) of $10,000,000. The Forward Warrant Agreement provides for the issuance of a warrant for the purchase of an aggregate of 1,000,000 shares of Rigetti common stock at an exercise price of $0.0001. The purchase of the warrant is conditioned upon, among other things, the consummation of the Business Combination and the entry into a collaboration agreement between Rigetti and the strategic partner. The parties entered into the collaboration agreement in January 2022. (Note 16). The strategic partner is required to pay $5,000,000 to Rigetti no later than (i) the Closing and (ii) June 30, 2022, and upon such payment the warrant will vest and be exercisable by the strategic partner with respect to 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant. The strategic partner is required to pay an additional $5,000,000 to Rigetti no later than the second anniversary of the date of the warrant subscription agreement, and upon such payment, the warrant will vest and be exercisable by the strategic partner with respect to the remaining 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The Company evaluated the Forward Purchase Agreement as a derivative liability in conjunction with the guidance of ASC 480, “Distinguishing Liabilities from Equity”. The Company calculated fair value of the Forward Purchase Agreement by using the Forward Contract Pricing methodology at inception and at the end of December 31, 2021. The fair value of the Forward Warrant Agreement was estimated based on the following key inputs and assumptions 1) Assumed holding period 2) Related risk free rate and 3) Likelihood of the outcome of the various contingencies outlined below. Based on these inputs and assumption, the Company calculated the fair value of the derivative liability to be $400,000 at inception and $230,000 at December 31, 2021, respectively. The Company has included the derivative liability in other liabilities (current) in the accompanying consolidated balance sheet.

Key Valuation Assumptions
Holding period (in years)	0.50 - 1.13
Risk free rate	0.19% - 0.43%
Probability of occurring the contingency	50% - 100%
Underlying value per share	$10.29

12.	EQUITY PLANS

Equity Incentive Plan—In 2013, the Board of Directors adopted the Rigetti & Co., Inc. 2013 Equity Incentive Plan (the “Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options, restricted stock, restricted stock units or other awards to the Company’s employees, officers, directors, advisors, and outside consultants. The Plan currently allows for the issuance of up to 29,011,572 shares of the Company’s common stock. At December 31, 2021, there were 4,954,141 shares available for future grant under the Plan. The stock options awarded by the Company generally vest over a four-year period (unless such awards are immediately vested upon issuance); and expire 10 years from the date of grant.

In May 2020, the Board of Directors approved a reduction in the exercise price of eligible current employees’ outstanding options to purchase shares of the Company’s Common Stock (the “2020 Option Repricing”). The new exercise price per share for each repriced option was $0.214. All other terms set forth in original option agreements, including vesting schedules contained therein, remained unchanged. The Company determined that the 2020 Option Repricing resulted in $234,479 in incremental stock-based compensation expense, of which approximately $90,000 was immediately recognized related to options that had previously vested. The remainder of the incremental stock-based compensation expense will be recognized over the remaining requisite service period of the respective stock options.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

A summary of activity related stock option grants to employees under the Plan as of December 31, 2021 and January 31, 2021, and changes during the years then ended is as follows:

	Number of Options	Weighted-Average Exercise Price	Average Remaining Contractual Term (In Years)
Outstanding - January 31, 2021	17,008,770	$0.27	9.0
Granted	62,500	$0.21
Exercised	(1,785,242)	$0.21
Forfeited	(713,684)	$0.21

Outstanding - December 31, 2021	14,572,344	$0.28	8.1

Exercisable - December 31, 2021	7,797,387	$0.31	7.9

The weighted-average grant date fair value of options granted during the 11 months ended December 31, 2021 and year ended January 31, 2021 was $2.70 and $0.09, respectively.

The intrinsic value of options outstanding and exercisable as of December 31, 2021 is $60,676,901 and $32,073,020, respectively. The intrinsic value of the options exercised during the 11 months ended December 31, 2021 is $5,775,751.

Stock-based compensation expense of $1,765,371 and $2,592,038 was recognized during the 11 months ended December 31, 2021 and year ended January 31, 2021, respectively, all of which relates to stock option awards. The Company recognized no income tax benefit in the consolidated statements of operations for stock-based compensation arrangements during the 11 months ended December 31, 2021 and year ended January 31, 2021.

Stock-Based Compensation Expense—Stock-based compensation for the eleven months ended December 31, 2021 and year ended January 31, 2021, was as follows:

	11 Months Ended December 31,	Year Ended January 31,
	2021	2021
Research and development	$975,136	$894,141
Selling, general, and administrative expenses	790,235	1,697,897

Total stock-based compensation expense	$1,765,371	$2,592,038

As of December 31, 2021, there was $3,107,559 of unrecognized compensation cost related to non-vested stock options granted under the Plan, which is expected to be recognized over a weighted-average period of approximately 2.1 years.

During the 11 months ended December 31, 2021, the Company granted 6,859,461 restricted stock units. Prior to the 11 months ended December 31, 2021, the Company did not historically grant restricted stock units under the terms of the Plan. The fair value of the RSU’s granted for the 11 months period ended December 31, 2021 has been determined by the board of directors at each award grant date based upon the most recently completed third party valuation to be $2.87 for April 21, 2021 and for August 18, 2021 grants, and $4.44 for October 28, 2021 and

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

November 4, 2021 grants, respectively. The RSU’s have a dual vesting condition whereby vesting monthly over four-year term so long as the employee retains their status with the Company. There is an additional liquidity-event vesting requirement that is defined as a change in control, a successful IPO or a successful merger with a SPAC. As no unit vest until such time a liquidity event occurs, no compensation expense has been recognized during the 11 months ended December 31, 2021. The expected unrecognized compensation expense related to the RSU’s totaled $21,228,628 as of December 31, 2021. The Company will record a cumulative catch-up upon consummation of the liquidity-event for the fair value of restricted stock vested and recognize the remaining amount over the remaining vesting term.

Fair Value of Common Stock and Options— The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected term of options granted was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate is based upon the U.S. Treasury yield curve in effect at the time of grant for the period equivalent to the expected life of the option.

In determining the exercise prices for options granted, the Company’s board of directors has considered the fair value of the common stock as of the grant date. The fair value of the common stock has been determined by the board of directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current engineering and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including redeemable convertible preferred stock), the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

The range of assumptions used in the Black-Scholes option-pricing model for options issued to employees during the 11 months ended December 31, 2021 and year ended January 31, 2021, are as follows:

	December 31,	January 31,
	2021	2021
Expected volatility	46.8%	41.2% - 43.1%
Weighted-average risk-free interest rate	1.07%	0.3% - 0.6%
Expected dividend yield	0%	0%
Expected term (in years)	6.1 years	5.0 - 6.3 years
Exercise price	$0.21	$ 0.21

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

13.	NET LOSS PER SHARE

The following table sets forth the computation of the basic and diluted net loss per share in relation to the Class A Common Stock:

	December 31,	January 31,
	2021	2021
Net Loss	$(38,241,499)	$(26,127,496)
Basic and diluted shares
Weighted-average Class A Common Stock outstanding	21,941,997	20,719,085
Loss per share for Class A Common Stock
— Basic	$(1.74)	$(1.26)
— Diluted	$(1.74)	$(1.26)

The number of shares outstanding underlying the potential dilutive Class A Common Stock at December 31, 2021 and January 31, 2021 were summarized as below:

	December 31,	January 31,
	2021	2021
Convertible Series C Preferred Stock	69,223,658	69,223,658
Common Stock Warrants	10,817,831	3,406,156
Stock Options	14,572,344	17,008,770
Restricted Stock Units	6,846,961	—

	101,460,794	89,638,584

The number of shares outstanding underlying the potential dilutive Class B Common Stock at December 31, 2021 and January 31, 2021 are as follows:

	December 31,	January 31,
	2021	2021
Convertible Series C-1 Preferred Stock	29,502,847	29,502,847

	29,502,847	29,502,847

As of December 31, 2021, no Class B Common Stock has been issued, however the Series C-1 Preferred Stock shares are convertible into the Class B Common Stock in an eight-for-one ratio. The Series C-1 Preferred Stock were issued in February, 2020. As of December 31, 2021, 29,502,847 shares of Series C-1 Preferred Stock were outstanding and have been excluded from the dilutive net loss per share calculation since the effect would be anti-dilutive.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

14.	INCOME TAXES

The following table presents domestic and foreign components of loss before income taxes for the 11 months ended December 31, 2021 and year ended January 31, 2021:

	December 31,	January 31,
	2021	2021
Domestic	$(36,787,312)	$(25,222,388)
Foreign	(1,454,187)	(905,108)

	$(38,241,499)	$(26,127,496)

The Company did not pay any income taxes for the 11 months ended December 31, 2021 and year ended January 31, 2021.

Significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2021 and January 31, 2021, are as follows:

	December 31,	January 31,
	2021	2021
Deferred Tax Assets:
Net operating loss carryforwards	$46,552,853	$38,650,103
Accruals and reserves	146,603	96,320
Stock-based compensation	744,300	278,581
Research and development credits	10,986	10,986
Intangible assets	32,324	35,516

Gross deferred assets	47,487,066	39,071,506
Valuation allowance	(46,066,606)	(38,051,098)

Net Deferred Tax Assets	1,420,460	1,020,408
Deferred Tax Liabilities:
Property and equipment	$(1,420,460)	$(1,020,408)

Total Deferred Tax Liabilities	(1,420,460)	(1,020,408)

Total Net Deferred Tax Assets	$—	$—

The effective tax rate differs from the statutory rate, primarily due to the Company’s history of incurring losses, which have not been benefited, the foreign rate differential related to subsidiary earnings, and other permanent differences.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

	11 Months Ended December 31, 2021	Year Ended January 31, 2021
Component	Rate Impact	Rate Impact
Total pre-tax book income	21%	22%
State and local income taxes	0%	0%
Permanent differences	-1%	-2%
Rate differential	0%	0%
Return to provision true up	1%	-11%
Change in valuation allowance	-21%	-9%

Total:	0%	0%

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net U.S. federal and state deferred tax assets have been fully offset by a valuation allowance. The net change in the total valuation allowance was an increase of approximately $8,015,508 and $2,339,894 for the 11 months ended December 31, 2021 and year ended January 31, 2021.

As of December 31, 2021, the Company had net operating loss carryforwards for federal income tax purposes of $190,992,096, which expire beginning in the year 2033, and federal research and development tax credits of $2,328,063, which expire beginning in the year 2035. There are $149,489,810 of indefinite-lived federal net operating loss carryforwards, which are included in the total federal net operating loss carryforwards as of December 31, 2021.

As of December 31, 2021, the Company had net operating loss carryforwards for state income tax purposes of $85,770,366, which expire beginning in the year 2033, and state research and development tax credits of $2,344,146, which do not expire.

Utilization of the net operating losses and credits may be subject to substantial annual limitation due to federal and state ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such annual limitations could result in the expiration of the net operating losses and credits before their utilization. The Company has not performed a Section 382 analysis to determine if a change occurred and whether the use of net operating loss carryforwards and credits carryforwards will be limited to offset future taxable income. For financial statement purposes, the Company has included the federal and state net operating losses and credits in the deferred tax assets with a full valuation allowance.

As of December 31, 2021, the Company had unrecognized tax benefits of $4,672,209 related to U.S. federal and state research and development credits. No amount of unrecognized tax benefits would affect the effective tax rate because any tax benefits that, if recognized, would result in adjustments to a related deferred tax asset that are offset by a valuation allowance.

Beginning balance at February 1, 2021	$4,672,209
Current year increase(decrease)	—
Prior year adjustment - increase(decrease)	—

Ending balance at December 31, 2021	$4,672,209

The Company files U.S. federal income tax returns as well as income tax returns in California, Australia, Canada, and the United Kingdom. As of December 31, 2021, the tax years 2013 through the current period remain open to examination by the major jurisdictions in which the Company is subject to tax. Fiscal years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those early years, which have been carried forward and may be audited in subsequent years when utilized. The Company is not currently subject to U.S. federal, state, or non-U.S. income tax examinations by any tax authorities.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

15.	SEGMENTS

The following table presents a summary of revenue by geography for the 11 months ended December 31, 2021 and year ended January 31, 2021:

	11 Months Ended December 31,	Year Ended January 31,
	2021	2021
United States	$5,826,004	$5,108,847
United Kingdom	2,370,302	412,747
Australia	—	21,004

	$8,196,306	$5,542,598

Revenues from external customers are attributed to individual countries based on the physical location in which the services are provided or the particular customer location with whom the Company has contracted.

During the 11 months ended December 31, 2021, 71% of revenues were derived from customers in the United States and 29% of revenues were derived from customers in United Kingdom. During the year ended January 31, 2021, 92% of revenues were derived from customers in the United States, 7% of revenues were derived from customers in United Kingdom, and less than 1% of revenues were derived from customers in Australia.

16.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring between the most recent balance sheet date and March 7, 2022, the date through which these financial statements were available to be issued.

Debt Financing—In January 2022, the Company entered into the third amendment of the Loan Agreement to increase the debt commitment to $32.0 million. The amendment allows the Company to draw an additional $5.0 million immediately with an additional $8.0 million to be drawn at the sole discretion of the note holder. The Company drew the additional $5.0 million upon signing the amendment.

Other modifications per the amendment included: 1) Extension of Equity Milestone to raise capital of at least $75.0 million from February 1 to April 1, 2022; and 2) Defined Exit Fee percentage for the additional $5.0 million commitment be 20% of any amount advanced under the amendment. In conjunction with the amendment, Rigetti Holdings, Inc. also guaranteed Rigetti & Co, LLC’s payment of all monetary amounts owed and performance of all covenants, obligations and liabilities.

Equity Plan—On January 25, 2022, Rigetti granted 4,963,065 RSUs to officers and executives of the company, half of which vest over a period of 12 months and the other half vest over a period of 48 months from the date of grant.

Collaboration Agreement—In connection with the Forward Warrant Agreement (Note 11), the Company entered into a collaboration agreement (“Collaboration Agreement”) effective as of January 13, 2022 with its strategic partner. Under the Collaboration Agreement, both parties will (i)collaborate to identify appropriate use cases and applications of interest to large cloud computing customers; (ii) develop an initial proof of concept (“PoC”) to allow internal and select joint customers to evaluate workloads under the defined use cases using the collaborative products; (iii) using the data gathered from the PoC, develop a joint go-to-market strategy and collaterals to showcase the benchmarks and value proposition of using the PoC to solve real-world problems in a novel manner;(iv) develop a commercially viable Quantum Simulator offering addressing use cases and applications to enable demonstrations thereof for such customers in calendar year 2022; and (v) take all such other efforts reasonably necessary to promote, market and monetize such Quantum Simulator offering for the benefit of both Parties.

Merger Closing—On March 2, 2022, as contemplated by the Merger Agreement described in Note 1, Rigetti, Supernova and Supernova Partners Acquisition Company II consummated the Merger Agreement.

The related events that occurred in connection with the merger are summarized below:

•

On March 1, 2022, pursuant to the Merger Agreement, Supernova filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Supernova was domesticated and continues as a Delaware corporation, changing its name to “Rigetti Computing, Inc.”

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

•

As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding Supernova Class A ordinary share converted automatically, on a one-for-one basis, into a share of New Rigetti Common Stock; (2) each then issued and outstanding Supernova Class B ordinary share converted automatically, on a one-for-one basis, into a share of New Rigetti Common Stock; (3) each then issued and outstanding warrant of Supernova converted automatically into a warrant to acquire one share of New Rigetti Common Stock (the “New Rigetti Warrants”) pursuant to the Warrant Agreement, dated March 1, 2021, between Supernova and American Stock Transfer & Trust Company, as warrant agent; and (4) each then issued and outstanding unit of Supernova (the “Supernova Units”) was separated and converted automatically into one share of New Rigetti Common Stock and one-fourth of one New Rigetti Warrant. No fractional shares were issued upon exercise of the New Rigetti.

•

On the Closing Date, pursuant to the Merger Agreement, New Rigetti consummated the merger transaction contemplated by the Merger Agreement, following approval at the Extraordinary General Meeting on February 28, 2022, whereby (i) the First Merger occurred and (ii) immediately following the consummation of the Fist Merger, the Second Merger occurred.

•

Immediately prior to the effective time of the First Merger, all shares of Legacy Rigetti Preferred Stock converted into shares of Legacy Rigetti Common Stock in accordance with the Amended and Restated Certificate of Incorporation of Legacy Rigetti (the “Legacy Rigetti Preferred Stock Conversion”).

•

Each share of Legacy Rigetti Common Stock (including Legacy Rigetti Common Stock resulting from the Legacy Rigetti Preferred Stock Conversion) that was issued and outstanding immediately prior to the First Merger was cancelled and converted into 78,959,579 shares of New Rigetti Common Stock.

•

Each warrant to purchase Legacy Rigetti Common Stock converted into a warrant to purchase shares of New Rigetti Common Stock subject to the same terms and conditions as were applicable to the original Legacy Rigetti warrants, and with an exercise price and number of shares of New Rigetti Common Stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement.

•

Each option to purchase Legacy Rigetti Common Stock converted Into An Option To Purchase Shares Of New Rigetti Common Stock Subject To The Same Terms And Conditions As Were Applicable To The Original Legacy Rigetti Options, And With An Exercise Price And Number Of Shares Of New Rigetti Common Stock Purchasable Based On The Exchange Ratio And Other Terms Contained In The Merger Agreement.

•

Each Restricted Share Of Legacy Rigetti Common Stock Was Exchanged For Restricted Shares Of New Rigetti Common Stock Subject To The Same Terms And Conditions As Were Applicable To The Original Legacy Restricted Shares, And With The Number Of Shares Of New Rigetti Common Stock Based On The Exchange Ratio And Other Terms Contained In The Merger Agreement.

•

Each Legacy Rigetti Restricted Stock Unit Award Converted Into A Restricted Stock Unit Award To Receive Shares Of New Rigetti Common Stock Subject To The Same Terms And Conditions As Were Applicable To The Original Legacy Restricted Stock Unit Awards, And With The Number Of Shares Of New Rigetti Common Stock To Which The Restricted Stock Unit Award Relates Based On The Exchange Ratio And Other Terms Contained In The Merger Agreement.

Other Related Events That Occurred In connection with the Business Combination are summarized below:

•

The issuance and sale of (i) 10,251,000 shares of New Rigetti Common Stock for a purchase price of $10.00 per share and (ii) 4,390,244 shares of New Rigetti Common Stock for a purchase price of $10.25 per share, generated aggregate gross proceeds of $147.5 million in PIPE Financing pursuant to the Subscription Agreements.

•

Pursuant to the Sponsor Support Agreement, at the Closing (i) 2,479,000 shares of New Rigetti Common Stock held by the Sponsor (the “Promote Sponsor Vesting Shares”) became subject to vesting and are considered unvested and will only vest if, during the five year period following the Closing, the volume weighted average price of New Rigetti Common Stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) 580,273 shares of New Rigetti Common Stock held by the Sponsor (“Sponsor Redemption-Based Vesting Shares”) became subject to vesting and considered unvested and will only vest if, during the five year period following the Closing, the volume weighted average price of New Rigetti Common Stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days (collectively, the Promote Sponsor Vesting Shares and Sponsor Redemption-Based Vesting Shares, “Sponsor Earn Out Shares”). Any Sponsor Earn Out Shares that remain unvested after the fifth anniversary of the Closing will be forfeited.

•

In connection with the execution of the Merger Agreement, Legacy Rigetti entered into a warrant subscription agreement with a strategic partner, Ampere, for the purchase of a warrant for an aggregate purchase price (including amounts from exercise) of $10,000,000. At the Closing, the warrant agreement was assumed by New Rigetti as a result of the Mergers. The warrant provides for the purchase of an aggregate of 1,000,000 shares of New Rigetti Common Stock at an exercise price of $0.0001. Ampere is required to pay $5.0 million no later than (i) the Closing or (ii) June 30, 2022, and upon such payment the warrant will vest and be exercisable by Ampere with respect to 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant. No such purchase or payment has been made as of the Closing Date regarding this first $5.0 million. Ampere is required to pay an additional $5.0 million no later than the second anniversary of the date of the warrant subscription agreement, and upon such payment, the warrant will vest and be exercisable by Ampere with respect to the remaining 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant.